Exhibit 99.1
optionsXpress Declares Special Dividend of $4.50 Per Share
CHICAGO, IL, November 29, 2010 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today announced that its Board of Directors has declared a cash dividend of $4.50 per share on the Company’s outstanding shares of common stock. The total amount of the dividend is approximately $259 million. The dividend is payable on December 27, 2010 to shareholders of record on December 13, 2010.
“Throughout our almost ten year history, we have successfully grown our business profitably in both advantageous market conditions and more challenging backdrops, like those of the past couple of years. As a result, even after returning well over $100 million to shareholders through buybacks and dividends since the beginning of 2008, we are in the fortunate position of having accumulated a substantial amount of cash,” said David Fisher, Chief Executive Officer of optionsXpress. “We are choosing to return some of this cash to shareholders due to the strength of our business model and balance sheet, current lack of immediate value-creating acquisition opportunities and the potential increase of dividend tax rates in 2011.”
Company cash and investments for the period ended September 30, 2010 were approximately $269 million. The Company has secured a $120 million four-year variable rate term loan to cover a portion of the dividend payout with the remainder to be funded by available cash. After taking into account the impact of the transactions, the Company would have in excess of $125 million in company cash and investments as of this announcement. The Company’s primary broker-dealer, optionsXpress Inc., had approximately $9 million in net capital requirements as of September 30, 2010.
“In determining the size of the dividend, the Board sought to insure that we maintained sufficient capital to support current operations and, more importantly, capitalize on growth opportunities in 2011 and beyond. We believe that this $4.50 special dividend combined with a term loan in a historically low interest rate environment, achieves those objectives while affirming our long standing commitment to return value to shareholders,” added Mr. Fisher.
For a reconciliation of company cash and investments to the Company’s reported cash and cash equivalents as of September 30, 2010, please refer to the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.
About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc, a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.
Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
FOR FURTHER INFORMATION:
Investor Inquiries:
Jim Polson
FD
(312) 553-6730
or
Media Inquiries:
Patrick Van De Wille
FD
(312) 553-6704